Exhibit 10.6

TRANSITIONAL SERVICES AGREEMENT

This Transitional Services Agreement (“Agreement”) is made between Scholar Rock, Inc., a Delaware corporation (the “Company”), and Jay Backstrom (the “Employee”). The Company together with the Employee shall be referred to as the “Parties”. Terms with initial capitalization not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, the Parties entered into an Employment Agreement dated as of September 19, 2022 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Company agreed to provide the Employee with certain severance pay and benefits (the “Severance Pay and Benefits”) in the event of certain cessations of employment, subject to, among other things, the Employee entering into, not revoking and complying with a Separation Agreement and Release;

WHEREAS, the Employee’s employment with the Company will be ending pursuant to Section 3(c) and Section 4 of the Employment Agreement following an advisory period, during which the Employee will serve as a Senior Advisor, all as set forth below;

WHEREAS, this Agreement is the Separation Agreement and Release referred to in the Employment Agreement;

WHEREAS, in exchange for, among other things, the Employee entering into and not revoking this Agreement and fully complying with the Continuing Obligations (as defined below), the Employee will be employed as a Senior Advisor and then his employment will end and the Company shall provide the Employee with Severance Pay and Benefits, as modified by this Agreement, as set forth below; and

WHEREAS, the payments and benefits set forth in this Agreement are the exclusive payments and benefits to be paid or provided to the Employee in connection with the ending of the Employee’s employment. By entering into this Agreement, the Employee acknowledges and agrees that he is not entitled to any other severance pay, benefits or equity rights including without limitation pursuant to any severance plan, program or arrangement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.Senior Advisor Transition Period.

(a)If the Employee enters into, does not revoke and complies with this Agreement, then the Employee’s employment with the Company will continue until October 31, 2025 (the “Anticipated Date of Termination”), unless the Employee sooner resigns or is terminated by the Company for Cause as defined in the Employment Agreement.

(b)The actual last day of the Employee’s employment is referred to herein as the “Date of

Termination,” and the time period between April 27, 2025 (the “First Date of the Senior Advisor Transition Period”) and the Date of Termination is referred to herein as the “Senior Advisor Transition Period.”

(c)The Employee agrees that he shall be deemed to have resigned from any and all officer and board member positions that the Employee holds with the Company or any of its subsidiaries and affiliates as of the First Date of the Senior Advisor Transition Period, including without limitation as a member of the Board, and the Employee agrees to execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

(d)During the Senior Advisor Transition Period, unless otherwise requested by the Company’s New Chief Executive Officer (the “New CEO”), the Employee will serve in the role as Senior Advisor.  The Employee will perform duties as requested by the New CEO and the Board which are anticipated to be focused on regulatory and strategic advice. The Employee acknowledges and agrees that actions constituting Good Reason under the Employment Agreement will not apply during the Transition Period and waives the application of Good Reason to his employment during the Transition Period.

(e)During the Senior Advisor Transition Period, the Employee will continue to receive his current Base Salary, and remain eligible for benefits, subject to the terms of the applicable benefits plans.  The Employee will also continue to vest in the unvested time based equity awards specified as such on Schedule A (collectively, the “Time Based Equity Awards Subject to Vesting”), subject to the terms and conditions set forth in the applicable equity award agreements and equity plans (collectively, the “Equity Documents”) (provided that, in the case of a Sale Event (as defined in the Equity Documents) prior to the Date of Termination, any then-outstanding unvested Time Based Equity Awards Subject to Vesting shall accelerate and vest as of the date of such Sale Event).

(f)The Parties acknowledge and agree that the Employee’s outstanding unvested equity as of the First Date of the Senior Advisor Transition Period, other than the Time Based Equity Awards Subject to Vesting, shall be forfeited as of the First Date of the Senior Advisor Transition Period (the “Forfeited Shares”), as set forth on Schedule A.

(g)The Employee’s employment with the Company shall end on the Date of Termination. The Parties acknowledge and agree that the Company has satisfied any notice obligations under the Employment Agreement.

(h)As of the Date of Termination, the Employee shall have no further employment or other service relationship with the Company or any of its subsidiaries or affiliates.

(i)The Employee agrees to promptly inform the Company prior to commencing other employment before the Anticipated Date of Termination, in which case the Employee’s employment with the Company will end prior to the start date of such new employment and, accordingly, the Date of Termination will occur prior to the Anticipated Date of Termination.

(j)Employee’s agreement with a new employer shall not adversely impact his entitlement to the Severance Pay and Benefits from the Company, provided such employment does not violate Employee’s Continuing Obligation (as defined in Section 5).

2.Accrued Benefit. The Company shall pay or provide to the Employee (or to the Employee’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement) and any accrued but unused vacation through the Date of Termination; and (ii) any vested benefits the Employee may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”). In addition, regardless of whether this Agreement becomes effective, the Employee’s eligibility to participate in the Company’s group health plans and other benefit plans and programs will end on the Date of Termination or thereafter in accordance with the terms and conditions of the applicable benefit plans and programs. The Employee will be provided with information regarding the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under separate cover, including payment obligations. Any COBRA continuation coverage will be at the Employee’s own cost, except as provided in Section 3(b) below.

3.Severance Pay and Benefits. If the Employee enters into, does not revoke and complies with this Agreement and timely signs the Follow on Release attached as Exhibit A (the “Conditions”), the Company will provide the Employee with the following Severance Pay and Benefits following the later of the Date of Termination or the Effective Date of the Follow on Release:

(a)the Company shall pay the Employee an amount equal to 12 months of the Employee’s Base Salary plus (B) the Employee’s Prorated Incentive Compensation (the “Severance Amount”).  For purposes of this Agreement, “Prorated Incentive Compensation” shall mean the Target Annual Incentive Compensation the Employee would have been entitled to receive in the fiscal year of the Date of Termination prorated by the number of days the Employee was employed by the Company during the fiscal year of the Date of Termination; for the avoidance of doubt, in no event shall “Prorated Incentive Compensation” include any sign-on bonus, retention bonus, or any other special bonus.  Notwithstanding the foregoing, if the Employee breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease.

(b)if the Employee elects COBRA health continuation, then the Company shall, for the period of 12 months following the Date of Termination or the Employee’s COBRA health continuation period, whichever is shorter, pay the cost of the monthly employer contribution (either by direct payment to the group health plan provider or the COBRA provider or by reimbursing the Employee for such cost) that the Company would have made to provide health insurance to the Employee if the Employee had remained employed by the Company; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Employee for the time period specified above.  Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

(c)in lieu of the accelerated vesting that the Employee would otherwise have been entitled to pursuant to Section 4(b)(iii) of the Employment Agreement, the Parties agree that, on the Date of Termination, the Employee will immediately vest in the then outstanding unvested Time Based Equity Awards Subject to Vesting.

(d)notwithstanding anything to the contrary in the Equity Documents, the exercise period with respect to the Employee’s vested stock options shall be extended until July 31, 2026.

The amounts payable under Section 3(a) and (b), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice commencing on the Company’s next regular payroll date following the later of (i) the Date of Termination and (ii) the Effective Date of the Follow on Release; provided, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

4.General Release. In consideration for, among other terms, the opportunities provided through the Senior Advisor Transition Period and the Severance Pay and Benefits as set forth above, to which the Employee acknowledges he would not otherwise be entitled, the Employee (in any capacity including, without limitation, as an employee or a shareholder) voluntarily releases and forever discharges the Company, its affiliated and related entities (including, without limitation, SR Holding Corporation), its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Employee signs this Agreement, the Employee has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims: arising in connection with or under the Employment Agreement or any other agreement between the Employee and any of the Releasees; relating to the Employee’s employment by and separation from employment with the Company; of wrongful discharge or violation of public policy; of breach of contract; of defamation or other torts; of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 and Mass. Gen. Laws ch. 151B); under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act (“WARN”) or any state mini-WARN law); for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, §§ 148-150C or otherwise; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect any rights the Employee may have under the Company’s Section 401(k) plan or this Agreement, or the Employee’s rights (if any) to indemnification pursuant to the

Company’s organizational documents or any indemnification agreement between Scholar Rock Holding Corporation and the Employee, or coverage, if any, under applicable directors’ and officers’ insurance policies, nor shall it apply to Claims that cannot be waived as a matter of law. The Employee agrees not to accept damages of any nature, other equitable or legal remedies for his own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, the Employee represents that he has not assigned any Claim to any third party.

5.Continuing Obligations.  The Employee acknowledges that he remains subject to the Restrictive Covenant Agreement (as defined in the Employment Agreement) in accordance with its terms, including, without limitation, the post-employment non-solicitation obligations, the obligation to maintain the confidentiality of the Company’s “Proprietary Information,” as defined in the Restrictive Covenant Agreement and the obligation to return all Company documents and other Company property; except that the Company hereby waives the post-service relationship non-competition covenant in Section 8(A) of the Restrictive Covenant Agreement, such that it will not apply following the termination of the Consulting Period (the “Non-Compete Waiver”) and the Employee will not be entitled to any payments under the Restrictive Covenant Agreement.  The Employee is also required to comply with the Company’s Insider Trading Policy following the Date of Termination, to the extent applicable.  The Restrictive Covenant Agreement, the Insider Trading Policy and the Employee’s obligations set forth in Section 7 of the Employment Agreement and Sections 7 through 9 below are referred to as the “Continuing Obligations.”

6.Return of Property. The Employee acknowledges and agrees that he is required to return all Company property, including, without limitation, his Company laptop, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”) on or before the Date of Termination or immediately upon request by the Company, if earlier. After returning all Company Property, the Employee commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains the Employee’s property after the Date of Termination. The obligations contained in this Section 6 are supplemental to, and not in lieu of, any return of property obligations the Employee has pursuant to the Restrictive Covenant Agreement.

7.Communications. The Employee agrees that he will not communicate about his transition and departure with anyone until after the Company has made a formal announcement about the Employee’s transition and departure through an email communication or Company meeting (the “Company Announcement”); provided that the Employee may communicate with his tax advisors, attorneys, and spouse about his departure before the Company Announcement but only if the Employee first advises such persons not to reveal information about the Employee’s departure and each such person agrees. Once the Company has made the Company Announcement, the Employee agrees to limit any communications regarding his departure to statements consistent with the Company Announcement. In addition, the Employee agrees that following the Date of Termination, the Employee will promptly update any social media or electronic accounts (e.g., LinkedIn) to reflect that the Employee is no longer the Chief Executive Officer of the Company, and has transitioned to a Senior Advisor role.

8.Non-Disparagement. Subject to Section 12 of this Agreement, the Employee agrees not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company, SR Holding Corporation, any of its or their products or services or any of its or their current or former officers, directors, employees or agents.

9.Cooperation.  During and after the Employee’s employment, the Employee shall cooperate fully with any reasonable request of the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Employee was employed by the Company. The Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Employee’s employment, the Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Employee was employed by the Company. The Company shall reimburse the Employee for any reasonable out-of-pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this Section 9.

10.Termination of Payments; Injunctive Relief.  The Employee acknowledges that his right to the Severance Pay and Benefits is conditioned on his compliance with the Continuing Obligations; provided, however, and for the avoidance of doubt, that the post-employment non-competition provision in Section 8(A) of the Restrictive Covenant Agreement shall not apply. In the event that the Employee fails to comply with any of the Continuing Obligations, then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate the Severance Pay and Benefits and/or to seek repayment of any previously paid Severance Pay and Benefits. Such termination in the event of a breach by the Employee shall not affect the general release in Section 4 of this Agreement, the Follow on Release or the Employee’s obligation to comply with the Continuing Obligations. Further, the Employee agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by the Employee of any of the Continuing Obligations and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, the Employee agrees that if he breaches, or proposes to breach, any portion of the Continuing Obligations, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond, and to recover the Company’s attorneys’ fees and costs associated with any such breach by the Employee.

11.Advice of Counsel; Absence of Reliance. This Agreement is a legally binding document and the Employee’s signature will commit the Employee to its terms. The Employee is advised to discuss all aspects of this Agreement with his attorney. The Employee acknowledges that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement. In signing this Agreement, the Employee is not relying upon any promises or representations made by anyone at or on behalf of the Company.

12.Protected Disclosures. Nothing in this Agreement, any other agreement with the

Company, or any Company policy or code limits the Employee’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Employee has reason to believe is unlawful; or (iv) testify truthfully in a legal proceeding.  Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on the Employee’s behalf, the Employee waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right the Employee may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

13.Time for Consideration; Effective Date. The Employee acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days from his receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, the Employee must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned on or before the expiration of the Consideration Period. If the Employee signs this Agreement prior to the end of the Consideration Period, the Employee acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period. The Employee and the Company agree that any changes or modifications to this Agreement shall not restart the Consideration Period. For a period of seven (7) business days from the date of his execution of this Agreement, the Employee shall retain the right to revoke this Agreement by written notice that must be received by the undersigned before the end of such revocation period. This Agreement shall become effective on the day immediately following the expiration of the revocation period (the “Effective Date”), provided that the Employee does not revoke this Agreement during the revocation period. Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or may void this Agreement before the Effective Date if the Employee breaches any provision contained in this Agreement (including any provision of the Restrictive Covenant Agreement).

14.Incorporation of Whereas Clauses. The Parties incorporate by reference the Whereas clauses set forth above as if fully set forth herein.

15.Enforceability. The Employee acknowledges that, if any portion or provision of this Agreement or the Restrictive Covenant Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

16.Entire Agreement. This Agreement, together with the Restrictive Covenant Agreement (subject to the Non-Compete Waiver), constitutes the entire agreement between the Employee and the Company concerning the Employee’s employment with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Employee’s employment with the Company including, without limitation, the Employment Agreement, provided that, and notwithstanding the foregoing, the Equity Documents and Sections 6 (“409A”), 7 (“Continuing Obligations,” subject to the Non-Compete Waiver), and 8 (“Arbitration of Disputes”) of the Employment Agreement shall continue to be in full force and effect in accordance with their terms. In addition, and notwithstanding anything to the contrary herein, in the event that a Change in Control occurs within three (3) months immediately following the Date of Termination, if the Employee is receiving Severance Pay and Benefits hereunder, the Employee will be entitled to the enhanced severance pay and benefits described under Section 5 of the Employment Agreement (less any Severance Pay and Benefits the Employee has already received hereunder and not including any accelerated vesting).  For clarity, in no event shall Employee receive the benefits described in Section 5(a)(ii) of the Employment Agreement.

17.Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of the Company to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by the Company of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Employee and a duly authorized representative of the Company.

18.Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Employee for any adverse tax effect associated with any payments or benefits made to the Employee in connection with the Employee’s employment with the Company.  The Employee acknowledges and agrees that he has consulted with his own tax advisor, including regarding the impact of the extended exercise period described herein.

19.Acknowledgment of Wage and Other Payments. The Employee acknowledges and represents that, except as expressly provided in this Agreement, the Employee has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Employee. The Employee is not entitled to any other compensation or benefits from the Company related to his employment following the Date of Termination except as specifically set forth in this Agreement.

20.Arbitration of Disputes.  The Company and the Employee agree that the “Arbitration of Disputes” provision in Section 8 of the Employment Agreement shall continue to apply, the terms of which are incorporated by reference into this Agreement. For the avoidance of doubt, Section 8 of the Employment Agreement shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including, without limitation, to enforce the Continuing Obligations; provided that any other relief shall be pursued through an arbitration proceeding pursuant to Section 8 of the Employment Agreement.

21.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 8 of the Employment Agreement, the Parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

22.Governing Law; Interpretation. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

23.Assignment; Successors and Assigns.  Neither the Employee nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenant Agreement) without the Employee’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Employee and the Company, and each of the Employee’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Employee’s death after the Date of Termination but prior to the completion by the Company of all payments due to the Employee under this Agreement, the Company shall continue such payments to the Employee’s beneficiary designated in writing to the Company prior to the Employee’s death (or to the Employee’s estate, if the Employee fails to make such designation).

24.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

SCHOLAR ROCK, INC.

By:/s/ David Hallal

Name: David Hallal

Title:  Chairman of the Board

Date:__________________________________

EMPLOYEE

/s/ Jay Backstrom

Jay Backstrom

Date:___________________________________

The schedule and exhibit to this Agreement listed below have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of the schedule and exhibit will be provided to the Securities and Exchange Commission upon request.

Schedule A

Exhibit A – Follow On Release